Exhibit 1.1

DEALER MANAGER AGREEMENT

[—], 2013

Board of Directors

First BanCorp.

1519 Ponce de León Avenue

Stop 23 – Box 9146

San Juan, PR 00908 - 0146

Attention:	Mr. Lawrence Odell
General Counsel

Ladies and Gentlemen:

This Dealer Manager Agreement (this “Agreement”) will confirm the understanding between First BanCorp., a corporation incorporated under the laws of the Commonwealth of Puerto Rico (the “Company”), and Sandler O’Neill & Partners, L.P. (“Sandler”), pursuant to which the Company has retained Sandler to act as the exclusive dealer manager (the “Dealer Manager”), on the terms and subject to the conditions set forth herein, in connection with the proposed offer (the “Offer”) to exchange for common stock, par value $0.10 per share, of the Company (the “New Securities”) any and all of the Company’s outstanding preferred stock described on Schedule A hereto (the “Targeted Securities”) and to solicit (the “Solicitation”) from the Holders (as defined below) proxies (“Proxies”) permitting individuals appointed by the Company as proxyholders to vote by written consent with respect to an amendment (collectively, the “Proposed Amendments”) to each certificate of designation governing the Targeted Securities, as described in the Offer to Exchange (as defined below). Each of the Offer and Solicitation will be on the terms and subject to the conditions set forth in the Company’s Offer to Exchange and Prospectus dated [—], 2013 (the “Offer to Exchange”), Proxy Statement dated [—], 2013 (the “Proxy Statement”) and the related Letter of Transmittal, including the forms of proxy (the “Letter of Transmittal”). The holders of the Targeted Securities are hereinafter referred to as the Holders.

The Offer to Exchange, the Proxy Statement, the Letter of Transmittal, the Tender Offer Statement on Schedule TO with respect to the Offer filed on [—], 2013 (including the exhibits thereto and any documents incorporated by reference therein and as such Tender Offer Statement may be amended or supplemented from time to time, the “Schedule TO”) and all other documents, if any, filed or to be filed by the Company with the Securities and Exchange Commission (the “Commission”) or any other federal, state or local governmental or regulatory agency or authority relating to the Offer or the Solicitation, including the Company’s registration statement on Form S-4 (File No. 333-185393), and any amendments thereto, filed with the

Commission on December 12, 2012 (the “Registration Statement”), or sent to the Holders and such other documents (including, without limitation, any advertisements, press releases or summaries relating to the Offer or the Solicitation and any forms of letters to brokers, dealers, banks, trust companies and other nominees relating to the Offer or the Solicitation) as the Company may authorize for use in connection with the Offer or the Solicitation, as amended or supplemented from time to time and including any documents incorporated by reference therein (the “Incorporated Documents”), are collectively referred to as the “Offer and Solicitation Documents.” Capitalized terms used herein without definition have the meanings ascribed thereto in the Offer and Solicitation Documents.

Section 1. Engagement; Offer and Solicitation Materials. Subject to the terms and conditions set forth herein:

(a) The Company hereby retains the Dealer Manager, and, on the basis of the representations and warranties and agreements of the Company contained in, and subject to the terms and conditions of, this Agreement, the Dealer Manager agrees to act, as the exclusive dealer manager and as the solicitation agent to the Company in connection with the Offer and Solicitation until the date on which the Offer expires or is earlier terminated in accordance with its terms.

(b) The Dealer Manager agrees, in accordance with its customary practice, consistent with industry practice and in accordance with the Offer and Solicitation, to perform those services in connection with the Offer and Solicitation as are customarily performed by dealer managers in connection with similar transactions, including, without limitation, using all reasonable efforts to solicit tenders of the Targeted Securities and deliveries of Proxies pursuant to the Offer and Solicitation, communicating generally regarding the Offer and Solicitation with securities brokers, dealers, banks, trust companies and nominees and other Holders, and participating in meetings with, furnishing information to, and assisting the Company in discussions with Holders.

(c) The Dealer Manager agrees that it will not furnish written information other than the Offer and Solicitation Documents, and written summaries thereof, subject to the Company’s approval of such summaries, to the Holders in connection with the Offer and Solicitation without the prior written consent of the Company (which consent will not be unreasonably withheld). The Company authorizes the Dealer Manager, in accordance with its customary practice and consistent with industry practice, to communicate verbally, and with approved written summaries, regarding the Offer and Solicitation with the Holders and their authorized agents in connection with the Offer and Solicitation.

(d) The Company acknowledges that the Dealer Manager has been retained to provide the services set forth in this Agreement. In rendering such services, the Dealer Manager shall act as an independent contractor, and not in any fiduciary capacity, and any obligations of the Dealer Manager arising out of its engagement hereunder shall be owed solely to the Company. Notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Dealer Manager or any of its affiliates, the Company acknowledges and agrees that: (i) nothing herein shall create a fiduciary or agency relationship between the Company, on the one hand, and the

Dealer Manager, on the other hand; (ii) the Dealer Manager is not acting as an advisor, expert or otherwise, to the Company in connection with the Offer and Solicitation or any other services the Dealer Manager may be deemed to be providing hereunder, including, without limitation, with respect to the Offer and Solicitation consideration; (iii) the relationship between the Company, on the one hand, and the Dealer Manager, on the other hand, is entirely and solely commercial, based on arm’s-length negotiations; (iv) any obligations that the Dealer Manager may have to the Company shall be limited to those specifically stated herein; and (v) the Company is a sophisticated party, is responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and is not relying on the Dealer Manager with respect to such investigation and appraisal. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Dealer Manager with respect to any breach or alleged breach of fiduciary duty.

(e) The Company also acknowledges that, except as provided in Section 1(a) hereof, (i) Sandler shall not be deemed to act as an agent of the Company or any of its affiliates (except that, in any jurisdiction in which the Offer and Solicitation is required to be made by a registered licensed broker or dealer, it shall be deemed made by the Dealer Manager on behalf of the Company), and neither the Company nor any of its affiliates shall be deemed to act as the agent of Sandler and (ii) no securities broker, dealer, bank, trust company or nominee shall be deemed to act as the agent of Sandler or as the agent of the Company or any of its affiliates, and Sandler shall not be deemed to act as the agent of any securities broker, dealer, bank, trust company or nominee. Neither Sandler nor any of its affiliates shall have any liability in tort, contract or otherwise to the Company or to any of its affiliates (x) for any act or omission on the part of any securities broker, dealer, bank, trust company or nominee or any other person or (y) for any of its own acts or omissions in performing the obligations of the Dealer Manager under this Agreement, except in the case of (x) or (y) with respect to those liabilities incurred by the Company that are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or the willful misconduct of Sandler, and in any case such liability shall not exceed the amount of fees actually received by Sandler under this Agreement.

(f) The Company acknowledges that Sandler and its affiliates are engaged in a broad range of securities activities and financial services. In the ordinary course of Sandler’s business, subject to applicable law, Sandler or its affiliates (i) may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or any other company that may be involved in the transactions contemplated hereby and (ii) may at any time be providing or arranging financing and other financial services to companies that may be involved in a competing transaction.

(g) As soon as practicable before the commencement of the Offer, or as soon as practicable thereafter, the Company will have made or have caused to be made appropriate arrangements, to the extent applicable, with The Depository Trust Company (“DTC”) to allow for the book-entry transfer of the tendered Targeted Securities between DTC participants and the Depositary.

(h) The Company has appointed, and authorizes the Dealer Manager to communicate with, Computershare, in its capacity as exchange agent (the “Exchange Agent”), and Georgeson,

Inc., in its capacity as information agent (the “Information Agent”), in connection with the Offer and Solicitation. The Company will instruct the Exchange Agent to advise the Dealer Manager at least daily as to such matters relating to the Offer and Solicitation as the Dealer Manager may reasonably request (including, but not limited to, advising the Dealer Manager, from time to time as may be requested by the Dealer Manager, of all tenders of Targeted Securities and as to which Proxies have been delivered) and to furnish the Dealer Manager with any written reports concerning any such information as the Dealer Manager may reasonably request. The Company will instruct the Information Agent to advise the Dealer Manager as to such matters relating to the Offer and Solicitation as the Dealer Manager may reasonably request and to furnish the Dealer Manager with any written reports concerning any such information as the Dealer Manager may reasonably request.

(i) The Company shall furnish the Dealer Manager, or cause the transfer agent of the Targeted Securities (the “Transfer Agent”), the Depositary and/or the Information Agent, as applicable, to furnish the Dealer Manager, as soon as practicable, with cards or lists or copies thereof showing the names of persons who were the Holders of record of the Targeted Securities as of the date or dates specified by the Dealer Manager and, to the extent reasonably available to the Company, the beneficial Holders of the Targeted Securities as of such date or dates, together with their addresses and the principal amount of the Targeted Securities held by them. The Company shall update such information from time to time during the term of this Agreement as reasonably requested by the Dealer Manager and, to the extent such information is reasonably available to the Company, within the time constraints specified by the Dealer Manager. The Dealer Manager agrees to use such information only in connection with the Offer and Solicitation. In addition, the Company shall furnish the Dealer Manager with such additional information concerning the Company, the Offer and the Solicitation as the Dealer Manager believes, in its sole discretion, to be appropriate to its assignment under this Agreement (all such information as so furnished, including without limitation the Offer and Solicitation Documents, being referred to herein as the “Information”). The Company recognizes and confirms that the Dealer Manager (i) will use and rely primarily on the Information and on other information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information, (iii) will not make an appraisal of any assets or liabilities of the Company or any of its affiliates and (iv) will not take a view on the sufficiency of the Offer and Solicitation consideration. The Company will promptly advise the Dealer Manager in writing if any Information previously provided becomes inaccurate in any material respect or is required to be updated.

(j) The Offer and Solicitation Documents have been, or will be, prepared and approved by the Company and are the Company’s sole responsibility. The Company agrees to advise the Dealer Manager promptly of the occurrence of any event which, in the reasonable judgment of the Company or its counsel, could cause or require the Company to withdraw, rescind or modify the Offer and Solicitation Documents. In addition, if any event occurs as a result of which it shall be necessary to amend or supplement any Offer and Solicitation Documents in order to correct any untrue statement of a material fact contained therein or omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company shall, promptly upon becoming aware of any such event, advise the Dealer Manager of such event and, as promptly as practicable under the circumstances, prepare and furnish copies of such amendments or supplements of any such Offer and Solicitation Documents to the Dealer Manager, so that the statements in such Offer and Solicitation Documents, as so amended or supplemented, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k) Other than the Offer and Solicitation Documents, no solicitation material will be used in connection with the Offer or filed with any federal, state or local or foreign governmental or regulatory agency or authority, including the Commission, by or on behalf of the Company without the Dealer Manager’s prior approval (which approval will not be unreasonably withheld).

(l) In the event that the Company is required, or considers it advisable, to make any additional filings pertaining to the Offer and Solicitation with any governmental or regulatory agency or authority (including the Commission), then it shall not make such filing without the Dealer Manager’s prior approval (which approval will not be unreasonably withheld).

(m) The Company will comply with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), in each case, relating to the Offer to the extent applicable.

(n) The Company agrees that any reference to the Dealer Manager in any release, communication, or other material is subject to the Dealer Manager’s prior written approval (which approval will not be unreasonably withheld). If the Dealer Manager resigns prior to the dissemination of any such release, communication or material, no reference shall be made therein to the Dealer Manager despite any prior written approval that may have been given therefor, except as otherwise required by law (in which case the appropriate party shall so advise the Dealer Manager in writing prior to such use and shall consult with the Dealer Manager with respect to the form and timing of disclosure).

(o) No statements made or advice rendered by the Dealer Manager in connection with the services performed by the Dealer Manager pursuant to this Agreement will be quoted, nor will any such statements or advice be referred to, in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by the Company or any person or entity controlling, controlled by or under common control with the Company or any director, officer, member, manager, employee, agent or representative of any such person, without the prior written authorization of the Dealer Manager, which may be given or withheld in its sole discretion, except to the extent required by law (in which case the appropriate party shall so advise the Dealer Manager in writing prior to such use and shall consult with the Dealer Manager with respect to the form and timing of disclosure).

(p) The Company will promptly furnish the Dealer Manager with as many copies of the Offer and Solicitation Documents as the Dealer Manager reasonably requests.

(q) The Company will promptly inform the Dealer Manager of any litigation or administrative or similar proceeding (of which it becomes aware) which is initiated or threatened with respect to the Offer and Solicitation or any related transactions.

Section 2. Compensation and Expenses. (a) In the event that the Company accepts any of the Targeted Securities for exchange pursuant to the Offer and/or Proxies delivered pursuant to the Solicitation, the Company agrees to pay to Sandler in its capacity as Dealer Manager in connection with the Offer and in its capacity as solicitation agent in connection with the Solicitation the fees described in the engagement letter dated November 29, 2012, (the “Engagement Letter”), between Sandler and the Company payable in accordance with the terms of the Engagement Letter.

(b) In addition to the fees required to be paid to Sandler pursuant to subsection (a) above, the Company agrees to reimburse Sandler in its capacity as Dealer Manager promptly for all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of its legal counsel) incurred by it in connection with its activities hereunder, whether or not the Offer or Solicitation is commenced and/or successful, and whether or not any of the Targeted Securities are tendered pursuant to the Offer or any Proxies are delivered pursuant to the Solicitation. For the avoidance of doubt, it is also understood that, whether or not the Offer or Solicitation is commenced and/or successful, and whether or not any of the Targeted Securities are tendered pursuant to the Offer or any Proxies are delivered pursuant to the Solicitation, the Company shall be obligated to pay directly or reimburse Sandler, as the case may be, for (i) all fees and expenses of the Depositary, the Information Agent and the Exchange Agent, (ii) all advertising charges in connection with the Offer and Solicitation, including those of any public relations firm or other person or entity rendering services in connection therewith, (iii) all amounts payable to securities dealers (including to the Dealer Manager if it is acting in the capacity of a securities dealer), brokers, banks, trust companies and nominees as reimbursements of their customary mailing and handling expenses incurred in forwarding the Offer and Solicitation Documents to their customers, and of any forwarding agent, (iv) all fees and expenses in connection with listing the New Securities on the New York Stock Exchange (“NYSE”), and (v) all other expenses of the Company in connection with the Offer and Solicitation.

Section 3. Termination. Subject to Sections 2 and 7 hereof, this Agreement will terminate on the earlier of (i) the consummation, expiration, or withdrawal of the Offer and Solicitation and (ii) the date one year from the date hereof. In addition, this Agreement may be terminated by the Company or by Sandler upon 10 days’ prior written notice. In the case of any termination of this Agreement, Sandler will be entitled to the reimbursement of its reasonable out-of-pocket expenses as set forth in Section 2(b) above through the date of such prior written notice regardless of whether or not it was the party that initiated such termination.

Section 4. Representations and Warranties by the Company. The Company represents and warrants to the Dealer Manager, (i) as of the date hereof, (ii) as of each date that any Offer and Solicitation Document is published, sent, given or otherwise distributed, (iii) throughout the continuance of the Offer and Solicitation, (iv) as of the expiration date of the Offer (the “Expiration Date”), and (v) as of the date on which the Targeted Securities are exchanged by the Company pursuant to the Offer:

(a) The Company meets the requirements for use of Form S-4 under the Securities Act. On or prior to the Expiration Date, the Registration Statement and any post-effective amendment(s) thereto, each in the form delivered to the Dealer Manager, shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued under the Securities Act and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company, be pending before or contemplated by the Commission, and any request on the part of the Commission for additional information shall have been complied with or otherwise satisfied. No other stop order and no injunction, restraining order or denial of any application for approval shall have been issued or proceedings, litigation or investigation initiated or, to the knowledge of the Company, threatened on or prior to the Expiration Date by or before any other federal, state or local or other governmental or regulatory agency, authority or instrumentality or court or arbitrator.

(b) The Offer and Solicitation Documents, as then amended or supplemented (other than the Offer to Exchange and the Registration Statement, and any amendments and supplements thereto, which are covered in subsection (c) below), (i) complied and will comply in all material respects with the requirements of the Securities Act and the Exchange Act; and (ii) did not and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Neither the Offer to Exchange nor any supplements thereto, at the time the Offer to Exchange or any such supplement was issued and at the Expiration Date, included or will include an untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the respective times the Registration Statement and any post-effective amendments thereto become effective and at the Expiration Date, the Registration Statement and any amendments thereto will comply in all material respects with the requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer to Exchange filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424(b) under the Securities Act, complied and will comply when so filed in all material respects with the Securities Act and the Offer to Exchange delivered to the Dealer Manager for use in connection with the Offer was identical to the electronically transmitted copies thereof filed with the Commission pursuant to Regulation S-T promulgated by the Commission.

(d) The Incorporated Documents, when they were filed (or, if an amendment with respect to any such Incorporated Document was filed, when such amendment was filed) with the Commission, complied and will comply in all material respects with the requirements of the Securities Act and the Exchange Act, and any documents so filed and incorporated by reference in the Registration Statement or Offer to Exchange subsequent to the commencement date of the Offer and until the Expiration Date will, when they are filed with the Commission, comply in all material respects with the requirements of the Securities Act and the Exchange Act. When read together with the other information in the Offer to Exchange at the time the Registration Statement becomes effective, at the time the Offer to Exchange was issued and at the Exchange

Date, no such Incorporated Document contained, and no Incorporated Document so filed and incorporated by reference in the Registration Statement or the Offer to Exchange subsequent to the commencement date of the Offer will contain, an untrue statement of a material fact or omitted, or will omit, to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Neither the Company nor any of the Significant Subsidiaries (as defined below) has sustained since the date of the latest audited financial statements incorporated by reference in the Offer and Solicitation Documents any material loss or material interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since the respective dates as of which information is given in the Offer and Solicitation Documents, (A) there has not been any change in the capital stock or long-term debt of the Company or any of the Significant Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, business prospects, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of the subsidiaries, which are material with respect to the Company and its subsidiaries, taken as a whole, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock;

(f) Except as would not have a Material Adverse Effect, neither the Company nor any Significant Subsidiary has sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements referred to or described in the Offer and Solicitation Documents, or referred to or described in, or filed as an exhibit to, the Offer and Solicitation Documents, and no such termination or non-renewal has been threatened by the Company or any Significant Subsidiary or, to the Company’s knowledge, any other party to any such contract or agreement; and there are no contracts or documents of the Company or any of the Significant Subsidiaries that are required to be described in the Registration Statement and Offer to Exchange or to be filed as exhibits thereto by the Securities Act or by the rules and regulations of the Commission thereunder that have not been so described and filed;

(g) The Company and each of the Significant Subsidiaries have good and marketable title to all property (real and personal) described in the Offer and Solicitation Documents as being owned by any of them, free and clear of all liens, claims, security interests or other encumbrances, except when the failure to have such good and marketable title would not have a Material Adverse Effect; all the property described in the Offer and Solicitation Documents as being held under lease by the Company or a Significant Subsidiary is held under a valid, subsisting and enforceable lease of the Company or such Significant Subsidiary, except (A) when the failure to have such a valid, subsisting and enforceable lease would not have a Material Adverse Effect and (B) as it may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to creditors’ rights generally and general principles of equity.

(h) The Company has been duly formed and is validly existing as a corporation and, with the exception of any consent order or agreement with any Governmental Entity (as defined below) described in the Offer and Solicitation Documents, in good standing under the laws of Puerto Rico, with full corporate power and authority to own, lease and operate its properties and conduct its business as described in the Offer and Solicitation Documents, to execute and deliver this Agreement and to issue the New Securities. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(i) The Company has no significant subsidiaries (as defined in Rule 1.02(w) of Regulation S-X under the Securities Act) other than the subsidiaries listed on Schedule B hereto (collectively, the “Significant Subsidiaries”); the Company owns all of the issued and outstanding capital stock or other equity interests of each of the Significant Subsidiaries; the Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference into the Registration Statement and Offer to Exchange, and certain statutory trusts; other than the capital stock or other equity interests of the Significant Subsidiaries, the Company does not own, directly or indirectly, any shares of stock or any other equity interests or long-term debt securities of any corporation, firm, partnership, joint venture, association or other entity that would be a significant subsidiary (as defined in rule 1.02(w) and 1.02(x) of Regulation S-X); complete and correct copies of the charters and the bylaws of the Company and each Significant Subsidiary and all amendments thereto have been delivered to you, and no changes therein will be made on or after the date hereof through and including the time of exchange or, if later, any additional time of exchange; each Significant Subsidiary is validly existing as a corporation, bank, limited liability company, partnership or real estate investment trust, as applicable, and, with the exception of any consent order or agreement with any Governmental Entity as described in the Offer and Solicitation Documents, in good standing under the laws of the jurisdiction of its formation (or, in jurisdictions outside of the United States where the concept of good standing is not applicable, is validly existing), with full corporate or other applicable power and authority to own, lease and operate its properties and to conduct its business as described in the Offer and Solicitation Documents, if any; each Significant Subsidiary is duly qualified to do business as a foreign corporation or other relevant legal entity and is in good standing (or, in jurisdictions outside of the United States where such concepts are not applicable, has the legal authority to conduct its business therein) in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect; the activities of the subsidiaries of FirstBank Puerto Rico (the “Bank”), a bank chartered under the laws of the Commonwealth of Puerto Rico and insured by the Federal Deposit Insurance Corporation (the “FDIC”), are permitted with respect to subsidiaries of a Puerto Rico-chartered bank insured by the FDIC under applicable law and the rules and regulations of the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (“OCIF”) and the FDIC; the deposit accounts of the Bank are insured up to the applicable limits by the FDIC, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Company, threatened; all of the outstanding shares of capital stock or other equity interests of each of the Significant Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable (or, similar concepts, as applicable, with respect to jurisdictions outside the United States or for entities other than corporations), have been issued in compliance with all applicable securities laws, were not issued in violation of any preemptive right, resale right, right of first refusal or similar right and are owned by the Company subject to no material security interest, other encumbrance or adverse claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or other ownership interests in the Significant Subsidiaries are outstanding.

(j) As of September 30, 2012, the Company was well capitalized and met or exceeded all applicable regulatory capital requirements, and the Bank’s regulatory capital ratios met or exceeded the minimum capital ratios required for a “well capitalized” institution and met or exceeded the regulatory capital ratios required by the consent order dated June 2, 2010 (the “FDIC Order”) issued by the FDIC and OCIF; however, the Bank cannot be regarded as “well-capitalized” as of September 30, 2012 because of the FDIC Order.

(k) As of the date of this Agreement, the Company has an authorized and outstanding capitalization as set forth in (or incorporated by reference in) the Offer and Solicitation Documents; all of the issued and outstanding shares of capital stock, including common shares, of the Company have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right. Except as disclosed in the Registration Statement and Offer to Exchange, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations.

(l) The New Securities have been duly and validly authorized and, when issued and delivered as provided herein, will be duly and validly issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights, and will be free of any restriction upon the voting or transfer thereof pursuant to Puerto Rico law or the Company’s Restated Articles of Incorporation or bylaws or any agreement or other instrument to which the Company is a party.

(m) The terms of the Targeted Securities, the New Securities and the capital stock of the Company conform in all material respects to each description thereof contained in the Registration Statement and Offer to Exchange.

(n) Except as disclosed in the Registration Statement and Offer to Exchange, the issuance of the New Securities will not cause any holder of any shares of capital stock, securities convertible into or exchangeable or exercisable for capital stock or options, warrants or other rights to purchase capital stock or any other securities of the Company to have any right to acquire any shares of capital stock of the Company.

(o) Neither the purchase nor the origination, as the case may be, of the loans owned by the Company, nor the execution and delivery of, or performance by the borrowers thereunder of any mortgage, deed of trust, deed, indenture, note, loan or credit agreement or any other agreement or instrument in connection therewith, at the time of such purchase, origination, execution or delivery, resulted in a breach of or default under any mortgage, deed of trust, indenture, note, loan or credit agreement or any other agreement or instrument relating to any mortgage or other loan that may have priority over any such loan with respect to the assets of the borrower thereunder and that is in existence at the time the Company or any of the Subsidiaries purchases or originates any such loan, except such as would not have, individually or in the aggregate, a Material Adverse Effect.

(p) Except for the requirement in Article Fifth of the Company’s Restated Articles of Incorporation and Article II of the Company’s By-Laws that the number of directors of the Company always be an odd number, which the Company expects to satisfy upon obtaining the necessary regulatory approval, neither the Company nor any of the Significant Subsidiaries is (A) in violation of its articles of incorporation or charter, as applicable, or by-laws or (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any of the Agreements and Instruments (as defined below), except with respect to subsection (B) for such default that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(q) The compliance by the Company and the Bank with all of the provisions of this Agreement and the consummation of the Offer and Solicitation will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which the Company or any of the Significant Subsidiaries is a party or by which the Company or any of the Significant Subsidiaries is bound or to which any of the property or assets of the Company or any of the Significant Subsidiaries is subject (collectively, the “Agreements and Instruments”), except as would not reasonably be expected to have a Material Adverse Effect, nor will any such action (A) result in any violation of the provisions of the articles of incorporation or charter (as applicable) or by-laws of the Company or any of the Significant Subsidiaries or any law or statute or any order, rule or regulation of any federal, state, local or foreign court, arbitrator, regulatory authority or governmental agency or body (including, without limitation, the rules and regulations of the NYSE) (each, a “Governmental Entity”) having jurisdiction over the Company or any of the Significant Subsidiaries or any of their properties or (B) constitute a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or other encumbrance upon any assets or operations of the Company or any Significant Subsidiary pursuant to, any of the Agreements and Instruments, except as would not reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such Governmental Entity is required for the issuance of the New Securities or the consummation by the Company of the Offer and Solicitation, other than (i) the effectiveness of the Registration Statement, (ii) the consent to be obtained as a result of the receipt of Proxies in the Solicitation, (iii) as may be required under the securities or “blue sky” laws, (iv) such consents, approvals, authorizations, registrations or qualifications as may be required and as will be obtained under the Exchange Act, the Securities Act, and the NYSE, as the case may be, prior to consummation of the Exchange Offer, or (v) under the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Significant Subsidiary.

(r) The financial statements included or incorporated by reference in the Offer and Solicitation Documents, together with the supporting schedules, if any, and notes, present fairly, in all material respects, the consolidated financial condition of the Company and its subsidiaries at the dates indicated and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods specified. Such financial statements and supporting schedules, if any, have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The selected financial data and any summary financial information included or incorporated by reference in the Offer and Solicitation Documents present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included or incorporated by reference in the Offer and Solicitation Documents, except for any “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission). Pro forma financial statements are not required to be included or incorporated by reference in the Offer and Solicitation Documents under the Securities Act, the rules and regulations thereunder or GAAP. There are no financial statements that are required to be included or incorporated by reference into the Offer and Solicitation Documents that are not included or incorporated by reference as required; the Company and the Significant Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the Offer and Solicitation Documents (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the Offer and Solicitation Documents regarding “non-GAAP financial measures” comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

(s) The Company and each of the Significant Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(t) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures (A) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding disclosures, (B) were evaluated for effectiveness as of September 30, 2012 and (C) were effective to perform the functions for which they were established as of the end of such quarter. The Company’s independent registered public accounting firm and the Audit Committee of the Board of Directors of the Company have been advised of (1) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and (2) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no changes in internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting; all significant deficiencies and material weaknesses, if any, in internal control over financial reporting have been identified to the Company’s independent registered public accounting firm; the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in each such certification were complete and correct.

(u) Except as disclosed in the Registration Statement and Offer to Exchange, or as would not, in the reasonable judgment of the Company, result in a Material Adverse Effect, neither the Company nor any of the Significant Subsidiaries is subject or is party to, or has received any notice or advice that any of them may become subject or party to, any investigation with respect to any corrective, suspension or cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below) that currently relate to or restrict in any material respect the conduct of their business or that in any manner relates to their capital adequacy, credit policies or management (each, a “Regulatory Agreement”), nor has the Company or any of the Significant Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of the Significant Subsidiaries which, in the reasonable judgment of the Company, is expected to result in a Material Adverse Effect. As used herein, the term “Regulatory Agency” means any Governmental Entity having supervisory or regulatory authority with respect to the Company or any of the Significant Subsidiaries, including, but not limited to, any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions, or engaged in the insurance of depositary institution deposits and the NYSE;

(v) Except as disclosed in the Registration Statement and Offer to Exchange, the Company and the Significant Subsidiaries are conducting their respective businesses in compliance with all statutes, laws, rules, regulations, judgments, decisions, directives, orders and decrees of any Governmental Entity (including, without limitation, all regulations and orders of, or agreements with, the Board of Governors of the Federal Reserve System (the “FRB”), the OCIF, the FDIC, the United States Department of the Treasury, the United States Virgin Islands Division of Banking and Insurance and the British Virgin Islands Financial Services Commission) applicable to them, except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(w) Except as disclosed in the Registration Statement and Offer to Exchange, there are no legal or governmental actions, suits, investigations or proceedings before or by any Governmental Entity, now pending or, to the Company’s knowledge, threatened or contemplated by Governmental Entities or threatened by others, to which the Company or any of the Significant Subsidiaries is a party or of which any property or asset of the Company or any of the

Significant Subsidiaries is the subject which, if determined adversely to the Company or any of the Significant Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(x) Each of the Company and the Significant Subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any applicable law, regulation or rule, and has obtained all necessary licenses, authorizations, consents and approvals from other persons, in order to conduct their respective businesses, except where the failure to obtain such licenses, authorizations, consents or approvals or make such filings would not have a Material Adverse Effect; neither the Company nor any of the Significant Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of the Significant Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(y) The Company and the Significant Subsidiaries and their respective properties, assets and operations are in compliance with, and the Company and each of the Significant Subsidiaries hold all permits, authorizations and approvals required under, Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, have a Material Adverse Effect; there are no past, present or, to the Company’s knowledge, reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the Company or any Significant Subsidiary under, or to interfere with or prevent compliance by the Company or any Significant Subsidiary with, Environmental Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect; except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of the Significant Subsidiaries (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or, to the Company’s knowledge, threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order or (v) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below) (as used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law).

(z) All statistical or market-related data included or incorporated by reference in the Offer and Solicitation Documents are based on or derived from sources that the Company reasonably believes to be reliable and accurate in all material respects, and the Company has obtained the written consent to the use of such data from such sources to the extent required.

(aa) This Agreement has been duly authorized, executed and delivered by the Company.

(bb) Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any of their respective directors, officers, affiliates or controlling persons has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the Offer and Solicitation.

(cc) None of the Company nor any of the Significant Subsidiaries is, and after giving effect to the Offer and Solicitation, none of them will be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(dd) Neither the Company nor any of its affiliates does business with the government of Cuba or with any person or affiliate located in Cuba within the meaning of Section 517.075, Florida Statutes.

(ee) PricewaterhouseCoopers LLP, whose report on the consolidated financial statements of the Company and the Subsidiaries is included or incorporated by reference into the Offer and Solicitation Documents, were the Company’s independent registered public accountants as required by the Securities Act and the Exchange Act and by the rules of the Public Company Accounting Oversight Board for the period covered by the documents incorporated by reference into the Offer and Solicitation Documents.

(ff) Neither the Company nor any of the Significant Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (A) there is (1) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of the Significant Subsidiaries before the National Labor Relations Board or any similar domestic or foreign body, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Company’s knowledge, threatened, (2) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of the Significant Subsidiaries and (3) no union representation dispute currently existing concerning the employees of the Company or any of the Significant Subsidiaries, (B) to the Company’s knowledge, no union organizing activities are currently taking place concerning the employees of the Company or any of the Significant Subsidiaries and (C) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”) or any similar domestic or foreign law or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Significant Subsidiaries.

(gg) The Company and each of the Significant Subsidiaries maintain insurance covering their respective properties, operations, personnel and businesses as the Company reasonably deems adequate; such insurance insures against such losses and risks to an extent that is adequate in accordance with customary industry practice to protect the Company and the Significant Subsidiaries and their respective businesses; all such insurance is fully in force on the date hereof and will be fully in force at the time of exchange and each additional time of exchange, if any; neither the Company nor any Significant Subsidiary has reason to believe that it will not be able to renew any such insurance as and when such insurance expires.

(hh) All tax returns required to be filed by the Company or any of the Significant Subsidiaries have been timely filed, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto shown by such returns to be due or claimed to be due from such entities have been timely paid, other than those being contested in good faith and for which adequate reserves have been provided.

(ii) Except as disclosed in the Registration Statement and Offer to Exchange, no Significant Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Significant Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Significant Subsidiary from the Company or from transferring any of such Significant Subsidiary’s property or assets to the Company or any other Significant Subsidiary of the Company.

(jj) Any “employee benefit plan” (as defined under ERISA) established or maintained by the Company, any of the Significant Subsidiaries or their “ERISA Affiliates” (as defined below) is in compliance in all material respects with ERISA; “ERISA Affiliate” means, with respect to the Company or any Significant Subsidiary, any member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such Significant Subsidiary is a member; no “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, any of the Significant Subsidiaries or any of their ERISA Affiliates; no “employee benefit plan” established or maintained by the Company, any of the Significant Subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA); none of the Company, the Significant Subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) Sections 412, 4971, 4975 or 4980B of the Code; each “employee benefit plan” established or maintained by the Company, any of the Significant Subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred whether by action or failure to act, which would cause the loss of such qualification;

(kk) Each of the Company and the Significant Subsidiaries owns or has obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), trade names, service names, copyrights, trade secrets and other proprietary information described in the Offer and Solicitation Documents as being owned or licensed by it or which is necessary for the conduct of, or material to, its businesses (collectively, the “Intellectual Property”), except insofar as the failure to so own or possess any such license or right would not, individually or in the aggregate, have a Material Adverse Effect; other than licensees or licensors thereof, the Company is not aware of any rights of third parties to any such Intellectual Property, except as described in the Registration Statement and Offer to Exchange or as would not, individually or in the aggregate, have a Material Adverse Effect; the Company is not aware of any infringement by third parties of any Intellectual Property, except as described in the Registration Statement and Offer to Exchange or as would not, individually or in the aggregate, have a Material Adverse Effect; there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of the Company’s or any Significant Subsidiary’s rights in or to any such Intellectual Property, except as described in the Registration Statement and Offer to Exchange or as would not, individually or in the aggregate, have a Material Adverse Effect; and, except as described in the Registration Statement and Offer to Exchange or as would not, individually or in the aggregate, have a Material Adverse Effect, there is no pending or, to the Company’s knowledge, threatened, action, suit, proceeding or claim by others that the Company or any Significant Subsidiary is infringing or otherwise violating intellectual property rights of others;

(ll) Except as disclosed in the Registration Statement and Offer to Exchange, each stock option granted under any stock option plan of the Company or any Significant Subsidiary (each, a “Stock Plan”) was granted with a per share exercise price no less than the fair market value per common share on the grant date of such option, and no such option was dated as of a date other than the date such option was deemed, pursuant to GAAP, to be granted; except as would not, individually or in the aggregate, have a Material Adverse Effect, each such option (i) was granted in compliance with applicable law and with the applicable Stock Plan(s), (ii) was duly approved by the board of trustees or directors, as applicable (or a duly authorized committee thereof) of the Company or such Significant Subsidiary, as applicable, and (iii) has been properly accounted for in the Company’s financial statements in accordance with GAAP and disclosed in the Company’s filings with the Commission;

(mm) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (E) made any payment of funds to the Company or any of its subsidiaries or received or retained funds in violation of any law, rule or regulation, which payment, receipt or retention of funds is of a character required to be disclosed in the Registration Statement and Offer to Exchange, that is not described in the Registration Statement and Offer to Exchange;

(nn) The operations of the Company and its subsidiaries are in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened;

(oo) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”);

(pp) No relationship, direct or indirect, exists between the Company, on the one hand, and the directors or officers of the Company, on the other, that is required by the Securities Act to be described in the Registration Statement and Offer to Exchange that is not so described;

(qq) To the Company’s knowledge, there are no affiliations or associations between (i) any member of FINRA and (ii) the Company or any of the Company’s officers, trustees or greater than 5% security holders, except with respect to FirstBank Puerto Rico Securities Corp.

(rr) Except as disclosed in the Registration Statement and Offer to Exchange, the Company, the Significant Subsidiaries and the Company’s directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission thereunder applicable to it and the Company, the Significant Subsidiaries and the Company’s directors and officers are each in compliance in all material respects with the applicable rules and regulations of the NYSE;

(ss) Each “forward-looking statement” (within the meaning of Section 27A of the Act or Section 21E of the 1934 Act) contained or incorporated by reference in the Offer and Solicitation Documents, if any, has been made or reaffirmed with a reasonable basis and in good faith;

(tt) Except pursuant to this Agreement, neither the Company nor any of the Significant Subsidiaries has incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(uu) There are no stamp or other issuance or transfer taxes or duties or similar fees or charges required to be paid in connection with the execution and delivery of this Agreement, the issuance by the Company of the New Securities, or the consummation of the transactions contemplated by the Offer and Solicitation Documents; and

(vv) Neither the Company nor any of the Significant Subsidiaries is, nor is the Company or any of the Significant Subsidiaries aware of any facts or circumstances that exist that would cause the Company or any Significant Subsidiary to be, (i) not in satisfactory compliance in any material respect with the Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory,” or (ii) not in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank, pursuant to 12 C.F.R. Part 364.

(ww) The Offer, the Solicitation and the Offer and Solicitation Documents comply, and will continue to comply, in all material respects with the Securities Act, the Exchange Act (including, without limitation, Sections 10 and 14 and Rules 10b-5 and 14e-1 thereunder) and the applicable rules and regulations of NYSE and applicable state securities or “blue sky” laws or regulations.

(xx) The Company is not a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1296 of the United States Internal Revenue Code of 1986, as amended, and does not expect to become a PFIC.

Section 5. Conditions and Obligations. The obligation of the Dealer Manager to act as dealer manager hereunder shall at all times be subject, in its discretion, to the following conditions:

(a) All representations and warranties of the Company contained herein or in any certificate or writing delivered hereunder at all times during the Offer and Solicitation shall be true and correct. The Company acknowledges that Sandler’s agreement to act, or to continue to act, as Dealer Manager at a time when it knows or should know that any such representation, warranty and agreement is or may be untrue or incorrect or not performed, as the case may be, shall be without prejudice to its right subsequently to cease so to act by reason of such untruth, incorrectness or nonperformance, as the case may be.

(b) The Company shall have performed, at all times during the Offer and Solicitation, in all material respects, all of its obligations hereunder required as of such time to have been performed by it.

(c) The Dealer Manager shall have received on the date hereof and on the Expiration Date an opinion from each of Morgan, Lewis & Bockius LLP and Pietrantoni Méndez & Alvarez LLP, counsels for the Company, and Lawrence Odell, Executive Vice President and General Counsel of the Company, in form and substance satisfactory to you, and to such further effect as counsel to the Dealer Manager may reasonably request.

(d) The Dealer Manager shall have received on the date hereof and on the Expiration Date an opinion of Davis Polk & Wardwell LLP, special counsel to the Dealer Manager.

(e) The Dealer Manager shall have received letters, satisfactory in form to the Dealer Manager and their counsel, dated the date hereof (and reaffirmed and updated on the Expiration Date) and addressed to you, from each of PricewaterhouseCoopers LLP, independent certified public accountants for the Company until March 2012, and KPMG, independent certified public accountants for the Company since March 2012, containing statements and information of the type ordinarily included in accountants’ comfort letters with respect to the financial statements and certain financial information contained or incorporated by reference in the Offer and Solicitation Documents.

(f) At the Expiration Date, there shall have been delivered to the Dealer Manager, on behalf of the Company, a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of such date, and stating that the representations and warranties set forth in Section 4 hereof are true and accurate as if made on such date.

(g) The Dealer Manager shall have received a certificate executed by the Chief Financial Officer of the Company, dated the date hereof (and reaffirmed and updated on the Expiration Date) and addressed to you, in the form attached hereto as Exhibit A.

(h) No stop order, restraining order or injunction has been issued by the Commission, any other governmental or regulatory authority or any court, and no litigation shall have been commenced or, to the Company’s knowledge, threatened before the Commission, any other governmental or regulatory authority, agency or any court, with respect to the transactions contemplated hereby that the Dealer Manager or its legal counsel believe makes it inadvisable for the Dealer Manager to continue to render services pursuant hereto, and it shall not have otherwise become unlawful under any law or regulation, federal, state, local or foreign, for the Dealer Manager to so act, or continue so to so act, as the case may be.

(i) The Company shall have advised the Dealer Manager promptly of (i) the occurrence of any event which could cause the Company to withdraw, rescind or terminate the Offer or Solicitation, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which the Company believes would make it necessary or advisable to make any change in the Offer and Solicitation Documents, (iii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate, (iv) any proposal by the Company or requirement to make, amend or supplement any Offer and Solicitation Documents (including the documents incorporated by reference therein) or any filing in connection with the Offer and Solicitation pursuant to the Exchange Act or any other applicable law, rule or regulation, (v) its awareness of the issuance by any governmental or regulatory authority or agency of any comment or order or the taking of any other action concerning the Offer and Solicitation (and, if in writing, will have furnished the Dealer Manager with a copy thereof), (vi) its awareness of any material developments in connection with the Offer and Solicitation or the financing thereof, including, without limitation, the commencement of any lawsuit relating to the Offer and Solicitation, and (vii) any other information relating to the Offer and Solicitation, the Offer and Solicitation Documents or this Agreement which the Dealer Manager may from time to time reasonably request.

Section 6. Indemnification. In consideration of the engagement hereunder, the Company shall indemnify and hold the Dealer Manager harmless to the extent set forth in Annex A hereto, which provisions are incorporated by reference herein and constitute a part hereof.

Section 7. Survival. The agreements contained in Sections 2, 3, 6, 7, 8, 9, 10 and 13 hereof and Annex A hereto and the representations and warranties of the Company set forth in Section 4 hereof shall survive any termination, expiration or cancellation of this Agreement, any completion of the engagement provided by this Agreement or any investigation made on behalf of the Company, the Dealer Manager, or any Indemnified Party (as defined in Annex A) and shall survive the termination of the Offer and Solicitation.

Section 8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York without giving effect to the conflict of laws principles thereof (other than § 5-1401 of the New York General Obligations Law).

Section 9. Consent to Jurisdiction; Forum Selection; Appointment of Agent for Service of Process; Waiver of Jury Trial:

(a) The Company hereby submits to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York over any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby.

(b) Any action, lawsuit or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought only in the courts of the State of New York or the courts of the United States of America located in the State of New York, in each case, located in the Borough of Manhattan, City of New York, State of New York. The Company waives any objection that it may have to the venue of such action, lawsuit or proceeding in any such court or that such action, lawsuit or proceeding in such court was brought in an inconvenient court and agrees not to plead or claim the same.

(c) The Company hereby irrevocably appoints CT Corporation, as its authorized agent in the State of New York upon which process may be served in any suit action, lawsuit or proceeding, and agrees that service of process upon such agent, and written notice of said service to Lawrence Odell by the person serving the same to the address provided in Section 10 shall be deemed in every respect effective service of process upon the Company in any such action, lawsuit or proceeding. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of six years from the date of this Agreement.

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES TO BE RENDERED BY SANDLER HEREUNDER IS EXPRESSLY AND IRREVOCABLY WAIVED.

Section 10. Notices. Except as otherwise expressly provided in this Agreement, whenever notice is required by the provisions of this Agreement to be given, such notice shall be in writing addressed as follows and effective when received:

If to the Company:

First BanCorp.

1519 Ponce de León Avenue

Stop 23 – Box 9146

San Juan, PR 00908 - 0146

Telephone No. (787) 729-8252

Telecopier No. (787) 729-8221

Attention: Lawrence Odell, General Counsel

with a copy to:

Morgan, Lewis & Bockius

1111 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Attention: Linda L. Griggs

If to the Dealer Manager:

Sandler O’Neill & Partners, L.P.

1251 Avenue of the Americas

6th Floor

New York, NY 10020

Telephone No. (212) 466-7800

Telecopier No. (212) 466-7996

Attention: General Counsel

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Telephone No. (212) 450-4000

Telecopier No. (212) 701-5800

Attention: Richard A. Drucker

or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this paragraph.

Section 11. Advertisements. The Company agrees that at any time after the consummation or other public announcement of the Expiration Date, the Dealer Manager may use the name and logo of the Company and a brief description of the Offer and Solicitation in publications and/or marketing materials prepared and distributed by the Dealer Manager.

Section 12. Exclusivity. For so long as Sandler is acting as the Dealer Manager for the Offer and solicitation agent for the Solicitation, the Company and its affiliates shall not directly or indirectly initiate or participate in any discussion or other contacts with the Holders, or solicit any inquiries or indications from Holders, concerning the Offer and Solicitation, except through Sandler and except for the Holders identified on Schedule B to the Engagement Letter; provided that such exclusivity shall not preclude the Company from discussing with Holders the Offer and Solicitation.

Section 13. Miscellaneous.

(a) This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto with the exception of the Engagement Letter. This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this Agreement.

(b) This Agreement is solely for the benefit of the Company and the Dealer Manager, and no other person (except for Indemnified Parties, to the extent set forth in Annex A hereto) shall acquire or have any rights under or by virtue of this Agreement.

(c) The Dealer Manager may share any information or matters relating to the Company, the Offer, the Solicitation and the transactions contemplated hereby with their affiliates and such affiliates may likewise share information relating to the Company with the Dealer Manager.

(d) If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Company and the Dealer Manager shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

(e) This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any such attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit the Dealer Manager from making an assignment to a wholly-owned subsidiary.

(f) This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which, taken together, will constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to the Dealer Manager the enclosed duplicate originals hereof, whereupon this letter shall become a binding agreement between us.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.

By:	Sandler O’Neill & Partners Corp.,
its sole general partner

By:
Name:
Title:

Accepted and agreed to
as of the date first written above:

FIRST BANCORP.

By:
Name:
Title:

Schedule A

CUSIP	Security

318672201	7.125% Non-Cumulative Perpetual Monthly Income Preferred Stock, Series A

318672300	8.350% Non-Cumulative Perpetual Monthly Income Preferred Stock, Series B

318672409	7.400% Non-Cumulative Perpetual Monthly Income Preferred Stock, Series C

318672508	7.250% Non-Cumulative Perpetual Monthly Income Preferred Stock, Series D

318672607	7.000% Non-Cumulative Perpetual Monthly Income Preferred Stock, Series E

Schedule B

Significant Subsidiaries of First BanCorp.

Name	Jurisdiction of Incorporation
FirstBank Puerto Rico	Puerto Rico
FirstBank Overseas Corp.	Puerto Rico

Annex A

Indemnification and Contribution

The Company shall indemnify and hold harmless the Dealer Manager, its affiliates and their respective officers, directors, partners, employees, agents and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses whatsoever (collectively, “Losses”) to which any such Indemnified Party may become subject caused by, relating to, arising out of or based upon:

(a)	any actions taken or omitted to be taken by an Indemnified Party pursuant to the Agreement or with the consent of the Company or in conformity with actions taken or omitted to be taken by the Company;

(b)	any breach by the Company of any representation or warranty or failure to comply with any of the agreements set forth in the Agreement;

(c)	any untrue statement or alleged untrue statement of a material fact contained in the Offer and Solicitation Documents, or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(d)	any withdrawal, termination, rescission or modification of the Offer and Solicitation, or any failure by the Company to exchange Targeted Securities tendered pursuant to the Offer, or any failure by the Company to accept Proxies delivered pursuant to the Solicitation; or

(e)	the transactions contemplated by the Agreement or the performance by the Dealer Manager of its obligations thereunder or services contemplated thereby, or any pending or threatened action, claim, litigation, investigation (including, without limitation, any governmental or regulatory investigation) or proceedings relating to the foregoing (each and collectively, “Proceedings”), except, in the case of this clause (e), to the extent such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party, regardless of whether any such Indemnified Party is a party thereto, and to reimburse such Indemnified Party for any reasonable legal or other reasonable out-of-pocket costs and expenses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.

In case any Proceeding shall be brought or asserted against any Indemnified Party with respect to which indemnity may be sought from the Company hereunder, such Indemnified Party shall promptly notify the Company in writing; provided that (a) the failure to give such notice shall not relieve the Company of its obligations pursuant to this Annex A unless and only to the extent it is found in a final, non-appealable judgment by a court of competent jurisdiction that such failure to give notice results in the loss or compromise of any material rights or defenses of the Company, and (b) such failure to notify the Company will not relieve the Company from any liability that it may have to such Indemnified Party otherwise than on account of this Annex A. Upon receiving such notice, the Company will be entitled to participate in any such Proceeding and to assume at its sole expense the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after written notice from the Company to such Indemnified Party of its election so to assume the defense thereof (which notice shall be delivered no later than 15 business days after receipt of the notice from the Indemnified Party of such Proceeding), the Company shall not be liable to such Indemnified Party hereunder for legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation approved by the Company, which approval will not be unreasonably withheld or delayed) unless (i) the Company shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of commencement of the Proceedings, (ii) the Company agrees in writing to pay such fees and expenses, (iii) the Company fails to assume such defense within the 15 business days specified above, or (iv) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Company or its affiliates and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Company or its affiliates (in which case, if such Indemnified Party notifies the Company, in writing, the Company shall not have the right to assume the defense thereof); it being understood, however, that the Company shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties, which firm shall be designated in writing by the Dealer Manager.

The Company shall not, without the prior written consent of the Dealer Manager, settle, compromise or consent to the entry of any judgment in any Proceeding in respect of which indemnification has been sought pursuant to this Annex A, unless such settlement, compromise or consent includes an unconditional release from the party bringing such Proceeding of each Indemnified Party from all liability arising out of such Proceeding and does not include a statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. The Company shall not be liable for any settlement of any Proceeding effected by an Indemnified Party without the Company’s written consent but if settled with such consent, the Company agrees, subject to the provisions of this Annex A, to indemnify the Indemnified Party from and against any loss, damage or liability by reason of such settlement.

If for any reason the foregoing indemnification is held unenforceable or otherwise unavailable to any Indemnified Party or insufficient to hold it harmless (other than in accordance with the terms of this Annex A), then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect (a) the relative benefits received by the Company or any subsidiary thereof, on the one hand, and such Indemnified Party on the other hand, or (b) if (but only if) the allocation provided by clause (a) above is unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) but also the relative fault of the Company or any subsidiary thereof, on the one hand, and such Indemnified Party on the other hand, as well as any relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company or any subsidiary thereof (including their affiliates, officers, directors, employees, agents and controlling persons), on the one hand, and the Dealer Manager (including its affiliates, officers, directors, partners, employees, agents and controlling persons), on the other hand, shall be deemed to be in the same proportion as (i) the greater of (x) the aggregate principal amount of all the Targeted Securities subject to the Offer and (y) the maximum possible consideration proposed to be offered by the Company in connection with the Offer bears to (ii) the fee actually paid to the Dealer Manager pursuant to this Agreement. The relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, relating to an untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by, or relating to, the Company or its affiliates or the Indemnified Parties and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, to the extent permitted by applicable law, in no event shall the Indemnified Parties be liable under the foregoing indemnity, reimbursement and contribution provisions in an amount in excess of the fees actually received by the Dealer Manager under this Agreement.

The indemnity, reimbursement and contribution obligations of the Company under this Annex A shall be in addition to any liability that the Company may otherwise have to an Indemnified Party at common law or otherwise, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any such Indemnified Party. No investigation or failure to investigate by any Indemnified Party shall impair the foregoing indemnification and contribution agreement or any right an Indemnified Party may have.

Capitalized terms used but not defined in this Annex A have the meanings assigned to such terms in the Agreement.

Exhibit A

Form of CFO Certificate

CERTIFICATE OF THE CHIEF FINANCIAL OFFICER

FIRST BANCORP.

                     , 2013

Reference is hereby made to (i) Section 5(g) of the Dealer Manager Agreement, dated [            ], 2013 (the “Dealer Manager Agreement”) among First BanCorp. (the “Company”) and Sandler O’Neill & Partners, L.P. (the “Dealer Manager”) and (ii) the Prospectus dated [            ], 2013 (the “Prospectus”) related to the offer (the “Offer”) to exchange for common stock, par value $0.10 per share, of the Company any and all of the Company’s outstanding preferred stock described in the Dealer Manager Agreement (the “Targeted Securities”) and to solicit (the “Solicitation”) from the holders thereof proxies permitting individuals appointed by the Company as proxyholders to vote by written consent with respect to an amendment to each certificate of designation governing the Targeted Securities, as described in the Prospectus.

In connection with the Offer and the Solicitation and to assist the Dealer Manager in its investigation of the affairs of the Company, I, in my capacity as Chief Financial Officer of the Company, pursuant to Section 5(g) of the Dealer Manager Agreement, hereby certify that, to the best of my knowledge after reasonable inquiry:

1.	The financial information of the Company contained or incorporated by reference in the Prospectus relating to the fiscal years ending December 31, 2011, December 31, 2010, December 31, 2009, December 31, 2008, and December 31, 2007 identified on the attached copies of the Prospectus and the documents incorporated by reference therein (a) is derived from or is consistent with the audited financial statements or the books and records of the Company and its subsidiaries for the periods presented and (b) to the extent applicable, has been prepared in conformity with U.S. generally accepted accounting principles.

2.	The financial information contained or incorporated by reference in the Prospectus for the quarterly periods ending March 31, 2012, June 30, 2012, and September 30, 2012 identified on the attached copies of the Prospectus and the documents incorporated by reference therein (a) is derived from or is consistent with the unaudited financial statements or the books and records of the Company and its subsidiaries for the periods presented and (b) to the extent applicable, has been prepared in conformity with U.S. generally accepted accounting principles.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has signed his name as of the date first written above.

Name:
Title:	Chief Financial Officer